Exhibit 99.1
news release
A.M. Best Affirms A- (Excellent) Rating of Employers Holdings, Inc.
and its Subsidiaries and Revises Outlook from Stable to Negative

RENO, Nev. - November 29, 2012 - Employers Holdings, Inc. (NYSE: EIG) (EMPLOYERS) today announced insurance rating agency A.M. Best affirmed the financial strength rating of A- (Excellent) and issuer credit ratings (ICR) of “a-“ of Employers Insurance Group and its four pooled property/casualty operating subsidiaries, Employers Insurance Company of Nevada (EICN) (Nevada), Employers Compensation Insurance Company (ECIC) (California), Employers Preferred Insurance Company (EPIC) and Employers Assurance Company (EAC) (both of Florida) and revised the outlook to negative from stable. Concurrently, A.M. Best has affirmed the ICR of “bbb-“of EMPLOYERS' parent holding company, Employers Holdings, Inc.

Douglas D. Dirks, President and CEO of Employers stated, “We are pleased that A.M. Best has once again recognized EMPLOYERS strong operating performance and market expertise and that we are maintaining our A- (Excellent) ratio in the face of what A.M. Best recently observed in its November 12, 2012 Special Report as significantly challenging market conditions.”

Dirks added, “Going into 2013, we feel positive about our business strategy. We are disappointed with the negative outlook assigned to us. Our significant growth in 2011 and 2012 was part of a strategic plan to recover the in excess of 30% decline in net written premium since 2008 that resulted from the recession and soft pricing in the market. Relative to reserves, as we have previously stated, our analysis of total reserves has shown modest adverse development for accident years 2009 through 2011, completely offset by aggregate favorable development in accident years preceding 2008.”

A.M. Best expects the group's underwriting performance will remain in line with or modestly outperform the workers' compensation composite for the more recent accident years, given management's disciplined underwriting philosophy and prudent reserving practices. The affirmation of the ratings reflects EMPLOYERS' supportive capitalization, historically strong operating performance and management's market expertise. The group also benefits from the financial flexibility afforded by Employers Holdings, Inc.

The revision of the ratings outlook was driven by the significant premium growth of the most recent calendar years, and the emergence of modest adverse loss development on recent accident years. “While we share A.M. Best's concerns about the workers' compensation market generally, we are more optimistic about our opportunities for profitable growth going forward than is A.M. Best. We know our market place well and we continue our focus and discipline as we serve the workers' compensation needs of America's small business.”

For Best's Credit Ratings, an overview of the rating process and rating methodologies, please visit www.ambest.com/ratings. The principal methodologies used in determining these ratings, including any additional methodologies and factors that may have been considered, can be found at www.ambest.com/ratings/methodology.

About Employers Holdings, Inc.
Employers Holdings, Inc. is headquartered in Reno, Nevada and listed on the New York Stock Exchange (NYSE: EIG). EMPLOYERS is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates coast to coast. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

About A.M. Best Company
Founded in 1899, A.M. Best Company is the world's oldest and most authoritative insurance rating and information source. For more information, visit www.ambest.com.

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Copyright © 2012 EMPLOYERS. All rights reserved.
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CONTACT:
Media - Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677
Analysts - Vicki Erickson Mills, Vice President, Investor Relations, vericksonmills@employers.com, (775) 327-2794